As filed with the Securities and Exchange Commission on February 20, 2004.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

APPLE HOSPITALITY TWO, INC.

(Exact name of registrant as specified in charter)

Commonwealth of Virginia	54-2010305
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 South Third Street

Richmond, Virginia 23219

(804) 344-8121

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Glade M. Knight

10 South Third Street

Richmond, Virginia 23219

(804) 344-8121

(Name, address, including zip code, and telephone number,

including area code, of agent for service of process)

Copies to:

Leslie A. Grandis

McGuireWoods LLP

One James Center

901 East Cary Street

Richmond, VA 23219

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price	Amount of registration fee

Units, no par value	2,400,000	$10.00	$24,000,000	$3,040.80

PROSPECTUS

A REAL ESTATE INVESTMENT TRUST

Dividend Reinvestment Plan

We are offering this Dividend Reinvestment Plan to our shareholders. Our shareholders own units. Each unit is equal to one common share and one Series A preferred share.

We refer to our Dividend Reinvestment Plan as the plan in this prospectus. Any current shareholder who joins or participates in the plan will be considered a participant. Participation in the plan is voluntary.

The plan offers a convenient way for our unit shareholders to increase their investment in our company by purchasing additional units, free of brokerage fees, commissions or service charges. The plan is set forth and explained in question-and-answer format below. In general, you can purchase additional units by electing to have the dividends on your units reinvested for the purchase of additional units. You will receive account statements promptly after your election that show your investments under the plan.

To join the plan, you must complete an Authorization Form (attached at the back of this prospectus) and send it to the plan’s administrator, at the address shown on the Authorization Form. If you own units that are registered and held in the name of someone else, such as a brokerage or securities firm, those units can become subject to the plan by the registered holder joining the plan on your behalf.

You may withdraw from the plan at any time by making an election to cancel on a new Authorization Form and returning it to the plan’s administrator.

We encourage you to read this prospectus carefully and to keep it for future reference.

The plan is not being offered in any state or country where such an offer is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 20, 2004

PLAN SERVICE FEES

Enrollment of New Participants	no fee
Dividend Reinvestment	no fee
Purchase of Units	no fee
Gift or Transfer of Units	no fee
Withdrawal from the plan	no fee
Routine Account Statements	no fee
Duplicate Account Statements	no fee

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may request, at no charge, copies of our filings. You may contact us at Apple Hospitality Two, Inc., 10 South Third Street, Richmond, Virginia 23219, Attention: Investor Relations. Our filings are available through the SEC’s website at “http://www.sec.gov.” Our filings are also available at the SEC’s public reference rooms in Washington D.C., Chicago and New York City. You may call the SEC at 800-SEC-0330 to learn more about its public reference rooms.

The SEC allows us to incorporate into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and the information that we file with the SEC in the future and incorporate by reference will automatically update and may supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 of 15 (d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the sale of all of the shares covered by this prospectus.

Annual Report on Form 10-K:	For the year ended December 31, 2002

Quarterly Reports on Form 10-Q:	For the quarters ended March 31, 2003 June 30, 2003 September 30, 2003

Current Reports on Form 8-K:	Filed on January 29, 2003, as amended on February 3, 2003 February 11, 2003

We also are incorporating by reference the description of the units as set forth in our Registration Statement on Form S-4/A, filed December 19, 2002, and any future filings we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the units subject to the plan.

You should rely only on the information that is provided in, or is incorporated by reference into, this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not offering to sell the units, and are not soliciting any purchase of them, in any jurisdiction where such actions would not be permitted. The effective date of the information in this prospectus, or in any prospectus supplement, is or will be shown on the cover. You should not assume that such information is accurate as of any other date.

OVERVIEW OF COMPANY

We were formed on January 17, 2001, with the first investor closing on May 1, 2001. Since our incorporation, we have raised approximately $300 million in best efforts offerings of units. Each unit is equal to one common share and one Series A preferred share of the Company. We have used the proceeds from our offerings to purchase extended-stay hotels in select metropolitan areas throughout the United States. At December 31, 2003, we owned, either directly or through our subsidiaries, a total of 66 extended-stay hotels with 7,869 suites, located in various states.

We are a real estate investment trust. The REIT Modernization Act permits REIT’s to establish taxable businesses to conduct certain previously disallowed business activities. To take advantage of these activities, we formed wholly-owned taxable REIT subsidiaries, and leased all of our hotels to those subsidiaries. The hotels are operated and managed by Residence Inn® by Marriott®, Inc. and Homewood Suites® by Hilton®, Inc. under hotel management agreements.

THE PLAN

The plan is set forth in its entirety below. You should read this prospectus carefully before participating in the plan and keep it for future reference.

Purpose

1.	What is the purpose of the plan?

The purpose of the plan is to provide our shareholders with a convenient and inexpensive way to increase their investment in the company by reinvesting their dividends to purchase additional units. All purchases of units under the plan are free of brokerage fees, commissions and service charges. When you participate in the plan, you will acquire additional units and we will receive additional funding for a variety of corporate purposes. The additional funding will be used for general corporate purposes which may include:

•	purchase units under our Share Redemption Program
•	enhance our properties
•	satisfy our financing obligations and other expenses
•	increase our working capital
•	fund various corporate operations
•	acquire additional extended-stay hotels

Advantages and Possible Disadvantages

2.	What are the advantages of the plan?

Advantages of the plan include the following:

No Brokerage Fees or Commissions	You will not pay any brokerage fees, commissions or service charges when you purchase units under the plan.

Automatic Reinvestment	You can purchase units automatically through reinvestment of the full amount of the dividends that are paid on your units.

Account Statements	You will receive account statements that show your investments under the plan and help simplify your record-keeping.

3.	What are the possible disadvantages of the plan?

You should consider the possible disadvantages of the plan. First, the units you acquire under the plan may not ever be listed on any exchange or traded in any established market. You should be prepared to hold the units indefinitely.

Second, since the units are not listed on any exchange, the price for all units purchased under the plan will be determined by us from time to time, rather than by market conditions, which are not readily ascertainable for the units. This price may fluctuate between the date of your investment election and the date when units are purchased for your account. These fluctuations may change the number of units you receive.

Third, your investment elections, and any changes or cancellations, must be received by the plan administrator within specified time limits. If these time limits are not met, a significant delay may occur before your investment elections can be implemented. Please see the answer to question 13 for further details.

Fourth, dividends on your units are likely to represent income to you for federal income tax purposes, whether those dividends are reinvested or not. If you receive your dividends in cash, the cash payment will enable you to pay the taxes owed on those dividends. By reinvesting dividends, however, you will reduce the cash that is available to you for those tax payments. Furthermore, participating in the plan will increase the number of your units and the total amount of your dividends from them. Thus, participating in the plan will increase the income you must report for federal income tax purposes. Please see the answer to question 32 and consult your tax advisor for further details.

Eligibility

4.	Who is eligible to participate in the plan?

Except as described below, the plan is generally open to all holders of the units. Participants can be individuals, trusts, retirement plans, corporations or other entities.

5.	Who is not eligible to participate in the plan?

The plan is not intended for anyone who is not purchasing units for investment purposes or whose actions (if permitted) could distort, destabilize or manipulate the distribution of the units. In addition, we cannot allow any actions that would terminate, or would create a risk of terminating, our status as a REIT for federal income tax purposes. Due to the variety of potentially improper actions, we must reserve the right to modify, suspend or terminate participation in the plan by anyone for any reason, if we determine, in our sole judgment, that doing so would be in the best interests of the Company, the plan, the participants or our shareholders.

The plan may be unavailable to the residents of some jurisdictions. If you reside in a jurisdiction where the units offered under the plan, or the persons involved in the offering, are not registered under applicable securities laws or do not qualify for an exemption from registration, you will not be eligible to participate in the plan.

6.	How does the plan apply to units that are held by a brokerage firm?

If you purchased your units through David Lerner Associates, Inc., your units will be held by David Lerner Associates, Inc. on account. Shareholders, if permitted, may ask other brokerage or securities firms to hold the units in “street name.” In either situation, the shareholder would remain the beneficial owner of the units, and the brokerage or securities firm would be considered the registered or record holder.

Units held by your broker can become subject to the plan by having your broker join the plan on your behalf. You should ask your broker about any fees that it may charge for these services. We reserve the right to deny participation in the plan to any broker or other registered holder who insists on terms or conditions that, in our sole judgment, would cause us to incur an excessive cost or burden or would be inconsistent with the purposes of the plan.

If your broker joins the plan on your behalf, your broker must comply with the plan in all respects. As a result, you generally would have no direct involvement with the plan or the plan administrator, and you would need to communicate with your broker instead.

To simplify this description of the plan, most of the remaining answers will be written from your perspective, as a participant in your own name. Please keep in mind, however, that references below to “you” and “your” may also refer to any registered holder acting on your behalf.

7.	Can a participant have more than one account under the plan?

It is possible to become the beneficial owner of more than one account under the plan. This could occur, for example, if you become a participant in your own name and also arrange for a brokerage or securities firm to join the plan on your behalf.

Administration

8.	Who administers the plan?

The plan administrator is Wachovia Bank, N.A. The plan administrator also serves as our corporate transfer agent, registrar and dividend disbursing agent. The address and telephone number of the plan administrator are as follows:

Wachovia Bank, N.A.

Corporate Trust Operations – NC1153

Building 3C3

1525 West W.T. Harris Boulevard

Charlotte, NC 28288-1153

Telephone: 800-829-8432

If you want an additional copy of this prospectus at any time, please contact the plan administrator. We reserve the right to change the plan administrator agent at any time, with or without notice to participants.

9.	What are the responsibilities of the plan administrator?

The plan administrator is responsible for each of the following actions under the plan:

•	establishing and maintaining accounts of record holders
•	processing investment elections
•	reinvesting dividends on units
•	sending account statements and investment forms (such as Authorization Forms)
•	sending year-end tax statements on IRS Form 1099
•	answering general questions about the administration of the plan

The plan administrator may perform its services under the plan by engaging other companies as its nominees or agents.

Participation

10.	How does an investor participate in the plan?

Participation in the plan is voluntary. To join the plan, you must complete the appropriate Authorization Form and return it to the party indicated in the appropriate Authorization Form. If your broker is David Lerner Associates, Inc., return the appropriate Authorization Form marked in the upper right hand corner as Authorization Form B to David Lerner Associates, Inc. at the address indicated in the form. If your units are not held by David Lerner Associates, Inc. as your broker, return the Authorization Form marked in the upper right hand corner as Authorization Form A to the plan administrator at the address indicated in that form. Both Authorization Forms are included at the back of this prospectus. You may withdraw from the plan at any time, as explained in the answer to question 29.

11.	What investment election is available under the plan?

You can automatically reinvest only the full amount of the dividends that are paid on your units.

Once you are enrolled in the plan, the dividends on all of your current units and all future units will be reinvested to purchase additional units. You will not have to make future elections to reinvest future dividends.

12.	When do investment elections take effect?

All investment elections under the plan take effect on periodic investment dates. The investment dates generally occur on or about the 20th day of January, April, July and October. If the indicated date is a weekend or holiday, the investment date will occur on or about that date.

13.	When must investment elections, and any changes or cancellations, be received?

Your investment elections, and any changes or cancellations require a certain amount of time to process. Therefore, the appropriate Authorization Form must be received before the dividend “record date” for the next quarterly investment date if you want your instructions to take effect on that investment date. Record dates usually occur 30 calendar days before the quarterly investment dates.

Late instructions will not take effect on that investment date. Instead, late instructions will be implemented on the following investment date.

We reserve the right to waive the time limits described above on a case-by-case basis, in our sole discretion. Requests for waivers must be in writing and generally will be denied in the absence of extraordinary circumstances.

14.	How does a participant change or cancel investment elections under the plan?

To change or cancel your investment elections under the plan, you must complete the appropriate Authorization Form with your new elections and return the form to the party as indicated in the appropriate Authorization Form. If your broker is David Lerner Associates, Inc., return the appropriate Authorization Form marked in the upper right hand corner as Authorization Form B to David Lerner Associates, Inc. at the address indicated in the form. If your units are not held by David Lerner Associates, Inc. as your broker, return the Authorization Form marked in the upper right hand corner as Authorization Form A to the plan administrator at the address indicated in that form. Prior elections for dividend reinvestment will remain in effect unless they are specifically changed or canceled on your new Authorization Form. Your new elections will take effect in accordance with the rules that apply to all investment elections.

Dividend Reinvestment

15.	What is the dividend reinvestment option?

You may reinvest only the full amount of your dividends to purchase units. You may invest the full amount of your dividend into units by filling out the appropriate Authorization Form and sending that form as indicated therein to the appropriate party. If your broker is David Lerner Associates, Inc., return the appropriate Authorization Form marked in the upper right hand corner as Authorization Form B to David Lerner Associates, Inc. at the address indicated in the form. If your units are not held by David Lerner Associates, Inc. as your broker, return the Authorization Form marked in the upper right hand corner as Authorization Form A to the plan administrator at the address indicated in that form. At this time, we do not intend to allow partial dividend reinvestments. You may cancel dividend reinvestment at any time. Once the cancellation takes effect, you will no longer be in the plan and will receive your dividend payments in the same manner as shareholders who are not enrolled in the plan.

If your election regarding dividend reinvestment is unclear (for example, if you fail to provide required information, or make more than one election on the same Authorization Form), we will assume that you do not want any reinvestment of dividends.

16.	How long does an election for dividend reinvestment remain in effect?

Once you make an election for dividend reinvestment, your election will remain in effect until you change or cancel it. You do not need to repeat the same election to maintain it. This feature allows you to make automatic investments in the units on each investment date, without having to complete new Authorization Forms.

Costs

17.	Do fees or commissions apply when units are purchased under the plan?

You will not pay any brokerage fees, commissions or service charges when you purchase units under the plan.

Source and Pricing of units

18.	What is the source of the units purchased under the plan?

We will issue all units purchased under the plan. We currently are authorized to issue up to 200,000,000 common shares and 215,000,000 preferred shares. As of February 20, 2004, a total of 40,445,457 units were issued and outstanding. All units under the plan will be adjusted to reflect any stock split, stock dividend or stock rights transaction that may occur with respect to the units.

19.	When dividends are reinvested under the plan, how is the number of units determined?

When you elect to reinvest the full amount of your dividends to purchase units under the plan, the number of units you receive is computed as follows:

Your Reinvested Dividends

Price Per Unit

A fractional number of units, rounded to three decimal places, will be issued to the extent necessary.

20.	How are unit prices determined?

Because the units are not listed on any exchange or traded in any established market, we will determine a fixed price for each unit for purposes of the plan. Our price determinations may change, from time to time, in our sole discretion subject to the following limitation. We will not change the per unit price by more than 5% on any occasion or by more than 10% during any 12-month period. We have determined, and are hereby setting, an initial price of $10 for each unit purchased under the plan.

21.	If the units are later listed on an exchange, how will unit prices be determined?

We do not expect, and have no obligation, to list the units on any exchange or national quotation system in the near future. If such a listing occurs in the future, however, the per unit price would be determined by comparing the “Prior Day Average” and the “Prior 10-Day Average,” and then taking the higher amount.

The Prior Day Average would be the average of the high and low selling prices for the units on the last trading day before the applicable investment date. In general, the Prior 10-Day Average would be the average of the selling prices at closing (not the daily highs or lows) on the last 10 trading days before the applicable investment date. However, the Prior 10-Day Average would be subject to a cap that equals 105% of the Prior Day Average.

The Prior Day Average and the Prior 10-Day Average would be based on The Wall Street Journal report for the applicable exchange. If the units are traded on a national quotation system, each daily price for both the Prior Day Average and the Prior 10-Day Average would equal the daily mean of the representative closing “bid” and “asked” prices.

22.	How will changes in the per unit price be made available to participants?

If we change the per unit price after the date of this plan, we will issue a press release or otherwise communicate with participants to identify the new price. We also will make any appropriate and publicly available filing with the SEC.

23.	How can units be transferred under the plan?

If you desire to transfer some or all of your units under the plan, you should contact the plan administrator for instructions and forms necessary to make the transfer. If you transfer units under the plan, the recipient will then become a separate participant, and will be eligible to make separate investment elections under the plan.

Account Statements and Shareholder Matters

24.	Do participants receive account statements under the plan?

The plan administrator will send you an account statement following any activity in your account under the plan. If a brokerage or securities firm has joined the plan on your behalf, you may receive an account statement from that firm rather than an account statement from the plan administrator. You should contact the brokerage or securities firm about its policies in this regard.

You should keep all of your account statements for your tax records. Each account statement will show, among other things, the following information:

•	total number of units in your account before and after the investment date
•	pricing information for all units purchased
•	amount of dividends reinvested and number of units purchased as a result
•	a list of any current automatic elections, including units subject to reinvestment

25.	Do participants receive general shareholder information?

Only existing shareholders are eligible to participate in the plan. As a participant in the plan you will receive the same information you already receive as a shareholder. You will continue to receive our annual reports, proxy statements for voting on various corporate matters, and other information about shareholder meetings.

In addition, our bylaws require us to send you an annual description of all material information regarding distributions to shareholders and the effect of reinvesting distributions, including the tax consequences.

26.	Where will account statements and other information be sent?

Account statements and other information will be sent to the mailing address you indicate on the appropriate Authorization Form. If a brokerage or securities firm has joined the plan on your behalf, that firm will be responsible for forwarding any proxy materials and shareholder communications to you, in accordance with its policies.

27.	How are units under the plan voted on shareholder matters?

When a matter is submitted for shareholder approval, we will send the record holder a proxy card. It is our expectation that if David Lerner Associates, Inc. is the record holder of your units, David Lerner Associates, Inc. will have instructions on how to vote your units sent to you. Thereafter, the record holder can use the proxy card to vote on the matter, based on all of your units under the plan (including any fractional units). If the record holder does not return a signed proxy card, the record holder’s units will not be voted. If the record holder’s proxy card is signed and returned, but does not indicate a voting preference, the units will be voted in accordance with the recommendations of management.

Certificates for units

28.	Do participants receive certificates for units purchased under the plan?

Certificates will not be issued automatically for the units you purchase under the plan. Instead, the number of units you own will be recorded by the plan administrator in “book entry” form. We have adopted this approach for three practical reasons. First, the number of your units could increase on each investment date, so any certificates would quickly be out of date. Second, this approach protects against any loss, theft or destruction of tangible certificates. Third, this approach reduces the total cost of the plan, which in turn allows us to offer other services through plan without charge. If a brokerage firm joined the plan on your behalf as record holder, that brokerage firm will keep your records.

Withdrawal from the Plan

29.	How does a participant withdraw from the plan?

You may withdraw from the plan by making that election on a new Authorization Form, and returning that Authorization Form to the appropriate party as indicated in the appropriate Authorization Form. If your broker is David Lerner Associates, Inc., return the appropriate Authorization Form marked in the upper right hand corner as Authorization Form B to David Lerner Associates, Inc. at the address indicated in the form. If your units are not held by David Lerner Associates, Inc. as your broker, return the Authorization Form marked in the upper right hand corner as Authorization Form A to the plan administrator at the address indicated in that form. Your withdrawal will be treated as a cancellation of all prior dividend reinvestment elections. Your withdrawal will take effect in accordance with the time limits described in the answer to question 13.

30.	How are units and dividends affected by withdrawal from the plan?

Withdrawal from the plan will not change the number of your units. To the extent that you withdraw from the plan, you will be paid your dividends in the same manner as shareholders not enrolled in the plan.

31.	Is it possible to rejoin the plan after withdrawing?

As long as you remain eligible to participate in the plan, you may rejoin the plan at any time, without charge.

Tax Information

32.	What are the United States federal tax consequences of participating in the plan?

The tax consequences of participating in the plan will vary, depending on the tax classification of the participant. For example, the tax laws that apply to individuals are significantly different from those that apply to retirement plans or business entities. The discussion below will focus on the United States federal income tax consequences to individuals.

We are a REIT for federal income tax purposes. In general, distributions with respect to your units are treated as follows:

•	first, as dividends to the extent that we have earnings and profits;
•	second, as a return of shareholder capital to the extent of your tax basis as a shareholder; and
•	third, as gain realized on the sale of your units.

All dividends that are paid on your units will represent income to you for federal income tax purposes, even if those dividends are reinvested and used to purchase additional units. If you receive your dividends in cash, the cash payment will enable you to pay the taxes owed on those dividends. By reinvesting dividends, however, you will reduce the cash that is available for such tax payments. Furthermore, participating in the plan will increase the number of your units and the total amount of your dividends from them. Thus, your participation in the plan will increase the income you must report for federal income tax purposes.

When you purchase units under the plan, you will have an initial tax basis in the units equal to the purchase price for those units. If you sell some or all of your units, the difference between the sales price and your tax basis generally will be treated as a capital gain (or loss). Your tax basis will be increased by the amount of any sales commissions you are required to pay, which will decrease your capital gain (or increase your capital loss). Capital gain or loss will be classified as short-term or long-term depending on the length of time you held the units that were sold. The holding period for units purchased under the plan generally will begin on the day following the date of purchase.

The plan does not depend on a tax ruling from the Internal Revenue Service. We have not requested, and do not expect to request, any such tax ruling.

United States federal income tax laws are complex and subject to change. The tax information in this prospectus is general in nature. It does not address all potentially relevant tax matters, does not constitute tax advice and may not apply to your tax situation. We encourage you to consult a personal tax advisor for further information.

33.	Do participants receive any tax statements or forms?

After the end of each calendar year, the plan administrator will send you an IRS Form 1099 with respect to any dividends that were paid on your units during such year. The information on this form must be reported to the Internal Revenue Service.

34.	Are any taxes withheld under the plan?

If you are subject to backup withholding for federal income tax purposes, the plan administrator must withhold certain amounts from dividends on your units and from any proceeds that may exist upon a sale of your units. In general, backup withholding applies to you if:

•	you fail to provide your taxpayer identification number for your account under the plan,
•	the Internal Revenue Service notifies us that you provided an incorrect taxpayer ID,
•	the IRS notifies us to start backup withholding, or
•	you fail to certify, in connection with your account under the plan, that you are exempt from backup withholding.

Any backup withholding would reduce your dividends, the number of units you would receive from dividend reinvestment, and any net proceeds from selling your units. Depending on your particular tax situation, any amounts withheld for backup withholding may constitute a credit on your federal income tax return.

General Matters

35.	How long will the plan continue to exist?

While we hope to continue the plan indefinitely, we reserve the right to suspend or terminate the plan at any time and for any reason. We also reserve the right to make modifications to the plan, in our sole discretion, at any time. We will notify you of any suspension, termination or modification.

36.	Can the rules of the plan be waived in certain cases?

We reserve the right to waive or modify particular rules of the plan at any time, as we deem necessary or appropriate. We have no obligation to waive or modify any aspect of the plan. Any waiver will be limited to the occasion on which it occurs, and will not be construed as a waiver on any other occasion.

37.	Does the plan limit the duties or liabilities of the company or the plan administrator?

The duties, obligations and responsibilities of our company and the plan administrator, and the agents and nominees of each, are limited to those that are set forth expressly in the plan, or are required by law. To the maximum extent permitted by law, the Company and the plan administrator, and the agents and nominees of each, shall have no liability for any acts that they take, or do not take, in good faith in connection with the plan.

38.	Does the plan alter the investment risks or benefits associated with the units?

The plan does not alter the investment risks or benefits associated with the units. In this regard, an investment in the units under the plan is no different than any other investment in the units. The price of the units may fluctuate over time. You will bear any risk of loss, will realize any potential for gain, and must report any taxable income with respect to the units.

39.	When will participants be able to begin investing under the plan?

We will not accept any forms for investment in the company under this plan until April 15, 2004.

USE OF PROCEEDS

We expect to use the proceeds from our sales of units under the plan for general corporate purposes which may include purchasing units under our Share Redemption Program (described below), enhancing our properties, satisfying our financing obligations and other expenses, increasing our working capital, funding various corporate operations, and acquiring extended-stay hotels. The amount of such proceeds will depend on factors beyond our control, including market conditions and the level of participation in the plan. Therefore, we have no basis for estimating either the number of units that may be sold under the plan or the proceeds from such sales.

Share Redemption Program

We have instituted a share redemption program to provide our shareholders who have held their units for at least one year with the benefit of limited interim liquidity, by presenting for redemption all or any portion of their units at any time and in accordance with the procedures outline in this prospectus. Once this time limitation has been met, we may, subject to the conditions and limitations described below, redeem the units presented for redemption for cash, to the extent that we have sufficient funds available to fund the redemption. If you have held your units for the required one-year period, you may redeem your units for a purchase price equal to the lesser of: (1) $10.00 per unit; or the purchase price per unit that you actually paid for your units. The board of directors reserves the right, in its sole discretion, at any time and from time to time, to:

•	waive the one-year holding period in the event of the death or bankruptcy of a shareholder or other exigent circumstances;
•	reject any request for redemption;

•	change the purchase price for redemptions; or
•	otherwise amend the terms of, suspend, or terminate the share redemption program.

Redemption of units, when requested, will be made quarterly on a first-come, first-served basis. Funding for the redemption of units will come from the proceeds we receive from the sale of units under this dividend reinvestment plan. We will limit the number of units redeemed pursuant to the share redemption program as follows:

•	during any calendar year, we will not redeem in excess of three percent (3.0%) of the weighted average number of units outstanding during the prior calendar year; and
•	funding for the redemption of units will come exclusively from the proceeds we receive from the sale of units under this plan, provided that in no event will the aggregate amount of redemptions under the share redemption program exceed aggregate proceeds received from the sale of units pursuant to this plan.

Notwithstanding the foregoing, we may consider other sources of funding other than this plan to fund the redemption of units under the share redemption program.

Our board of directors, in its sole discretion, may choose to suspend or terminate the share redemption program, or to reduce the number of units purchased under the share redemption program, if it determines the funds otherwise available to fund the share redemption program are needed for other purposes. We cannot guarantee that the funds set aside for the share redemption program will be sufficient to accommodate all requests made in any year. If we do not have such funds available, at the time when redemption is requested, you can:

•	withdraw your request for redemption; or
•	ask that we honor your request at such time, if any, when sufficient funds become available.

Such pending requests will be honored on a first-come, first-served basis. The shares redemption program is only intended to provide limited interim liquidity for shareholders until a secondary market develops for the units. No such market presently exists and we cannot assure you that any market for your units will ever develop. The units purchased under the share redemption program will be cancelled and will have the status of authorized but unissued units.

If we terminate, suspend, reduce the scope of or otherwise change the share redemption program, we will disclose the changes in reports filed with the SEC. No commissions will be payable under the share redemption program.

DESCRIPTION OF UNITS

Units are being offering through this Dividend Reinvestment Plan. Each unit is equal to one common share and one series A preferred share of the Company.

The information set forth below is only a summary of the material terms of our common shares and the preferred shares. You should refer to our articles of incorporation and bylaws for a complete description of our common shares and our preferred shares.

Our authorized capital stock consists of:

•	200,000,000 common shares, no par value,
•	200,000,000 Series A preferred shares, no par value,
•	1,272,000 Series C convertible preferred shares, no par value, and
•	13,728,000 additional preferred shares, no par value.

As of February 20, 2004, there were 40,445,457 common shares, 40,445,457 Series A preferred shares and 1,272,000 Series C convertible preferred shares issued and outstanding.

Common Shares

Dividend and Distribution Rights. Our common shares have equal rights in connection with:

•	dividends;
•	distributions; and
•	liquidations.

If our board of directors determines, in its sole discretion, to declare a dividend, the right to that dividend is subject to the following restrictions:

•	the dividend rights of our common shares may be subordinate to the dividends right of any other of our shares ranking senior to our common shares; and
•	the amount of the dividend may be limited by law.

If we liquidate our assets or dissolve entirely, the holders of our common shares will share, on a pro rata basis, in the assets that we are legally allowed to distribute. We must pay all of our known debts and liabilities or have made adequate provision for payment of these debts and liabilities before our common shareholders can share in our assets. Upon liquidation, the rights of the common shareholders will initially arise out of their rights as holders of the Series A preferred shares. The Series A preferred shares provide that the holders of Series A preferred shares will have a priority distribution of $10.00 per share before any distribution to the holders of any other shares. If our assets are insufficient to make these payments in full, payments will be made to the holders of Series A preferred shares on a pro rata basis.

Voting Rights. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Our common shares and our Series C convertible preferred shares, on an as converted basis, have exclusive voting power with respect to the election of directors, except as otherwise required by law or except as provided with respect to any other class or series of shares. There is no cumulative voting in the election of directors. Therefore the holders of a majority of the outstanding common shares and Series C convertible preferred shares, on an as converted basis, will be able to elect all of the directors then standing for election and the holders of the remaining common shares and Series C convertible preferred shares will not be able to elect any directors. Currently, our board of directors is divided into three classes, as nearly equal in size as possible. The terms of one class of directors expire each year. Our articles provide that a majority of common shares and Series C convertible preferred shares, on an as converted basis, outstanding and entitled to vote on a matter may approve taking any of the following actions:

•	dissolve;
•	amend our articles of incorporation, except for amendments to our articles relating to the classification of the board of directors which requires the approval of at least two-thirds of the shares entitled to vote;
•	merge;
•	sell all or substantially all of our assets; or
•	engage in a share exchange or similar transactions.

Transfer Agent and Registrar. The transfer agent and registrar for the units is Wachovia Bank, N.A.

Series A preferred shares

Our Series A preferred shares have no voting rights, no distribution rights and no conversion rights. In addition, our Series A preferred shares are not separately tradable from the common shares to which they relate. The only right associated with each Series A preferred share is a priority distribution upon the sale of our assets or other event of liquidation. The priority distribution will be equal to $10.00 per Series A preferred share, and no more, before any distribution will be made to the holders of any other shares. Upon that distribution the Series A preferred shares will have no other distribution rights.

Series C convertible preferred shares

Dividend and Distribution Rights. The holders of Series C convertible preferred shares, on an as converted basis, will be entitled to receive the same dividends and distributions as declared for the holders of common shares, except for distributions in liquidation. If we liquidate our assets or dissolve entirely and our assets are sufficient to pay the distribution rights of the Series A preferred shares in full, the remaining assets will first be used to pay $10.00 per share to the holders of the Series C convertible preferred shares, on an as converted basis. Then, any remaining assets will be distributed pro rata to the holders of common shares and holders of Hospitality Series C convertible preferred shares, on an as converted basis.

Conversion. Our Series C convertible preferred shares will be convertible into units upon and for 180 days following the occurrence of either of the following events:

•	we transfer substantially all of our assets, stock or business as a going concern, whether through exchange, merger, consolidation, lease, share exchange or otherwise, other than a sale of assets in liquidation, dissolution or winding up of our business; or
•	we list our units on a national securities exchange or quotation system or in any established market.

Upon the occurrence of either triggering event, each Series C convertible preferred share will be convertible into one unit, subject to adjustment to reflect stock dividends on, or split, subdivision or combination of, our common shares.

Voting Rights. The holders of Series C convertible preferred shares will be entitled to vote on all matters submitted to a vote of shareholders as if they were converted into common shares, except as otherwise provided by law. The holders of common shares and the holders of Series C convertible preferred shares, on an as converted basis, will have exclusive voting power with respect to the election of directors, except as provided with respect to any other class or series of shares. There is no cumulative voting in the election of directors. Therefore the holders of a majority of the outstanding common shares and Series C convertible preferred shares, on an as converted basis, will be able to elect all of the directors then standing for election and the holders of the remaining common shares and Series C convertible preferred shares will not be able to elect any directors. Currently the board of directors is divided into three classes, as nearly equal in size as possible. The terms of one class of directors expires each year.

Preferred Shares

Our articles of incorporation authorize the issuance of up to 13,728,000 additional preferred shares. At the present time, no preferred shares other than the Series A preferred shares and the Series C convertible preferred shares have been issued. We believe that the authorization to issue additional preferred shares benefit us and our shareholders by permitting flexibility in financing additional growth, giving us additional financing options in our corporate planning and in responding to developments in our business, including financing of additional acquisitions and other general corporate purposes. Having authorized preferred shares available for issuance in the future gives us the ability to respond to future developments and allow preferred shares to be issued without the expense and delay of a special shareholders’ meeting. At present, we have no specific financing or acquisition plans involving the issuance of additional preferred shares and do not propose to fix the characteristics of any series of preferred shares in anticipation of issuing preferred shares. We cannot now predict whether or to what extent, if any, additional preferred shares will be used or, if so used, what the characteristics of a particular series may be. The voting rights and rights to distributions of the holders of common shares will be subject to the prior rights of the holders of any subsequently issued preferred shares. Unless otherwise required by applicable law or regulation, the preferred shares would be issuable without further authorization by holders of the common shares and on the terms and for the consideration as may be determined by the board of directors. The preferred shares could be issued in one or more series having varying voting rights, redemption and conversion features, distribution (including liquidating distribution), rights and preferences, and other rights, including rights of approval of specified transactions. A series of preferred shares could be given rights that are superior to rights of holders of common shares and a series having preferential distribution rights could limit common share distributions and reduce the amount holders of common shares would otherwise receive on dissolution.

Restrictions on Transfer

To qualify as a REIT under the Internal Revenue Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Further, not more than 50% of the value of the issued and outstanding shares may be owned, directly or indirectly, by five or fewer individuals or, in limited circumstances, entities such as qualified private pension plans, during the last half of a taxable year or during a proportionate part of a shorter taxable year.

Since our board of directors believes it is essential that we maintain our REIT status, our bylaws provide that no person may own or be deemed to own more than 9.8% of the issued and outstanding shares of any class or series. Our board may exempt a proposed transferee from this ownership limit. Our board may require opinions of counsel, affidavits, undertakings or agreements at it may deem necessary or advisable in order to determine or ensure our status as a REIT. Any acquisition or transfer of our shares that would:

•	result in our common shares and any other stock being owned by fewer than 100 persons, or
•	result in our being “closely-held” within the meaning of Section 856(h) of the Internal Revenue Code will be null and void, and the intended transferee will acquire no rights to our shares. These restrictions on transferability and ownership will not apply if our board determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT and our articles are amended accordingly.

Any purported transfer of our shares or any other stock that would result in a person owning shares of capital stock in excess of the ownership limit will result in the transfer being declared null and void. The shares subject to the purported transfer will be considered to be “excess shares.” Under our bylaws, excess shares will be deemed to have been acquired and to be held on our behalf. The excess shares will not be considered to be outstanding for quorum and voting purposes. The excess shares will not be entitled to receive dividends or any other distributions.

Any dividend or distribution paid to a purported transferee of excess shares prior to our discovery that the shares have been transferred in violation of our bylaws must be repaid to us upon demand.

Our bylaws provide that we may redeem any excess shares. The redemption price for any excess share will be equal to:

•	the price paid for the excess shares by the intended transferee; or
•	if no consideration was paid, the fair market value of the shares measured on the last business day prior to date on which we elect to redeem the excess shares.

Fair market value means the average daily closing price of a share if listed on a national securities exchange. If the shares are quoted on the NASD National Market System, fair market value will be the average of closing bid prices and closing asked prices. If there have been no sales or published bid and asked quotations with respect to the shares, the fair market value will be as determined in good faith by our board.

In addition, each shareholder shall, upon demand, be required to disclose in writing all information regarding the direct and indirect beneficial ownership of shares of capital stock as our board deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any compliance with those provisions or requirements.

These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of capital stock might receive a premium for their shares over the then-prevailing market price or which these holders might believe to be otherwise in their best interest.

PLAN OF DISTRIBUTION

We plan to distribute all units issued under the plan without using an underwriter, broker or dealer. We reserve the right, however, to engage brokers, dealers or agents, in our sole discretion. In any case, you will not pay any brokerage fees, commissions or service charges to purchase units under the plan. You may also withdraw from the plan at no cost.

The units may not be available under the plan in all jurisdictions. We are not offering to sell, and are not soliciting any offer to buy, any units or other securities in any jurisdiction in which it is unlawful to do so.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Virginia law and our articles of incorporation provide that our directors and officers shall have no liability to us or our shareholders, unless such officers or directors have engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities laws. Generally, claimants must look solely to our property for satisfaction of claims arising in connection with our affairs.

Our articles of incorporation provide that we shall indemnify any present or former director or officer against any expense or liability in any action brought against such person if the directors (excluding the indemnified party) determine in good faith that the director or officer was acting in good faith within what he reasonably believed to be the scope of his authority and for a purpose which he reasonably believed to be in the best interests of us or our shareholders, and that the liability was not the result of misconduct, bad faith, negligence, reckless disregard of duties or violation of the criminal law. Indemnification is not allowed for any liability imposed by judgment, and associated costs, including attorneys’ fees, arising from or out of a violation of federal or state securities laws associated with the public offering of the units unless

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnified party; or
•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnified party; or
•	a court of competent jurisdiction approves a settlement of the claims against a particular indemnified party.

To the extent that directors or officers (or other persons who control us) may be indemnified under the provisions described above for liabilities arising under the Securities Act of 1933, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in such Act, and is therefore unenforceable.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

GOVERNING LAW

The laws of the Commonwealth of Virginia (excluding its rules on choice of law) shall govern the plan, its terms and conditions, and all matters that may arise directly or indirectly in connection with the plan.

LEGAL MATTERS

The legality of the units being offered under the plan has been passed upon by our counsel, McGuireWoods LLP, in Richmond, Virginia. Our legal counsel also acts as counsel to Glade M. Knight, our Chief Executive Officer, Cornerstone Realty Income Trust, Inc., a residential apartment REIT, Apple Hospitality Five, Inc., a hospitality REIT and to certain other affiliates.

Authorization Form A

AUTHORIZATION FORM

APPLE HOSPITALITY TWO, INC.

DIVIDEND REINVESTMENT PLAN

SEND TO ADMINISTRATOR:	Wachovia Bank, N.A. Corporate Trust Operations – NC1153 Building 3C3 1525 West W.T. Harris Boulevard Charlotte, NC 28288-1153

I hereby authorize and instruct the administrator (named above) to implement my elections to purchase Units (“Units”) of Apple Hospitality Two, Inc. (the “Company”) under its Dividend Reinvestment Plan. I understand that participation in the Plan is voluntary and that:

•	Elections under the Plan will take effect on investment dates (as defined in the Plan)
•	The Plan and all of its rules will apply to the account holders (and any representative) named below

DIVIDEND REINVESTMENT OPTION FOR REGISTERED UNIT HOLDERS OTHER THAN BROKERAGE OR SECURITIES FIRMS (automatic quarterly purchase of Units in lieu of cash dividends):

☐	Full Dividend Reinvestment. Reinvestment Dividends on all current and future Units

☐	Cancel Dividend Reinvestment. (if previously elected)

FOR BROKERAGE OR SECURITIES FIRMS HOLDING UNITS IN “STREET NAME” FOR THE BENEFICIAL OWNERS OF UNITS

Number of Units of Apple Hospitality Two, Inc. for which you wish to elect to reinvest dividends.

		[ ]	[ | | ]
PLEASE PRINT OR TYPE:		Full Name of Account Holder (First MI Last)	SSN or Tax ID

(Check/Show Type of Account)		[ ]	[ | | ]
☐ individual ☐ corporation ☐ LLC	☐ joint ☐ partnership ☐ trust	Full Name of Joint Holder (First MI Last)	SSN or Tax ID
☐ benefit plan
☐ other (specify: )		(Statement Address) Street City State Zip Country

Signatures:                                                                                           |

                        (for holder)                         (date)                                 (for joint holder)             (date)

Title/Authority (if signing as a representative):

Authorization Form B

AUTHORIZATION FORM

(For Apple Hospitality Two, Inc. Unit Holders whose Units are held by

David Lerner Associates, Inc. (“DLA”))

APPLE HOSPITALITY TWO, INC.

DIVIDEND REINVESTMENT PLAN

SEND TO DLA:	David Lerner Associates, Inc. 477 Jericho Turnpike P.O. Box 9006 Syosset, NY 11791-9006 Attn: Ms. Pam Maier

NOTE: This form must be completed and returned to David Lerner Associates, Inc. even if you were previously reinvesting your dividends through Apple Hospitality Two, Inc.’s additional share option plan.

I hereby authorize and instruct DLA to implement my elections to purchase Units (“Units”) of Apple Hospitality Two, Inc. (the “Company”) under its Dividend Reinvestment Plan. I understand that participation in the Plan is voluntary and that:

•	Elections under the Plan will take effect on investment dates (as defined in the Plan)
•	The Plan and all of its rules will apply.

DIVIDEND REINVESTMENT OPTION (automatic quarterly purchase of Units in lieu of cash dividends):

☐	Full Dividend Reinvestment. Reinvestment Dividends on all current and future Units

☐	Cancel Dividend Reinvestment. (if previously elected under this Dividend Reinvestment Plan)

PLEASE PRINT OR TYPE:	[ ]	[ | | ]
	Full Name of Account Holder (First MI Last)	SSN or Tax ID

	[ ]	[ | | ]
(Account Number must be completed)	Full Name of Joint Holder (First MI Last)	SSN or Tax ID

(Statement Address) Street City State Zip

Signatures:                                                                                           |

                        (for holder)                         (date)                                 (for joint holder)             (date)

Title/Authority (if signing as a representative):

David Lerner Associates, Inc.

477 Jericho Turnpike, P.O. Box 9006, Syosset, NY 11791-9006 • 1-800-367-3000 • 516-921-4200 • www.davidlerner.com

II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following are estimates of the expenses to be incurred in connection with the issuance and distribution of the securities to be registered:

SEC registration fees	$3,040.80
Printing and engraving fees	$30,000.00
Legal fees and expenses	$20,000.00
Accounting fees and expenses	$10,000.00
Miscellaneous	$10,000.00

TOTAL	$73,040.80

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The registrant has obtained, and pays the cost of, directors’ and officers’ liability insurance coverage. Directors’ and officers’ insurance insures (i) the directors and officers of the registrant from any claim arising out of an alleged wrongful act by the directors and officers of the registrant in their respective capacities as directors and officers of the registrant, and (ii) the registrant to the extent that the registrant has indemnified the directors and officers for such loss. The Virginia Stock Corporation Act (the “Virginia Act”) permits, and the registrant’s Articles of Incorporation require, indemnification of the registrant’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933. Under Section 13.1-697 of the Virginia Act, a Virginia corporation generally is authorized to indemnify its directors in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The registrant’s Articles of Incorporation require indemnification of officers and directors with respect to any action if the directors (other than the indemnified party) determine in good faith that the indemnified party’s course of conduct was undertaken in good faith within what the indemnified party reasonably believed to be the scope of his authority and for a purpose he reasonably believed to be in the best interests of the registrant or its shareholders, except in the case of misconduct, bad faith, negligence, reckless disregard of duties or violation of the criminal law. In addition, the registrant may carry insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act of 1933. The registrant’s Articles of Incorporation, as permitted by the Virginia Act, eliminate the damages that may be assessed against a director or officer of the registrant in a shareholder or derivative proceeding. This limit on liability will not apply in the event of willful misconduct or a knowing violation of the criminal law or of federal or state securities laws.

ITEM 16. EXHIBITS

Exhibit No.	Description

3.1	Articles of Incorporation of the Registrant. (Incorporated by reference to Exhibit 3.1 to Form S-11 filed by Apple Hospitality Two, Inc.; SEC File No. 333-77055).

3.2	Amended and Restated Bylaws of the Registrant. (Incorporated by reference to Exhibit 3.2 to Form S-11 filed by Apple Hospitality Two, Inc.; SEC File No. 333-77055).

5.1	Opinion of McGuireWoods LLP as to the legality of the securities being registered (filed herewith)

23.1	Consent of McGuireWoods LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP (filed herewith)

24.1	Power of Attorney of Glade M. Knight (filed herewith)

24.2	Power of Attorney of Lisa B. Kern(filed herewith)

24.3	Power of Attorney of Bruce H. Matson (filed herewith)

24.4	Power of Attorney of Michael S. Waters (filed herewith)

24.5	Power of Attorney of Robert M. Wiley (filed herewith)

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on February 20. 2004.

Apple Hospitality Two, Inc.

By:	/s/ Glade M. Knight

Glade M. Knight Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/* Glade M. Knight	Director, Chief Executive Officer and President	February 20, 2004

/s/ Bryan F. Peery Bryan F. Peery	Senior Vice President and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	February 20, 2004

/s/* Lisa B. Kern	Director	February 20, 2004

/s/* Bruce H. Matson	Director	February 20, 2004

/s/* Michael S. Waters	Director	February 20, 2004

/s/* Robert M. Wily	Director	February 20, 2004

*By:	/s/ Glade M. Knight

Glade M. Knight Attorney-in-Fact for the above-named persons

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Incorporation of the Registrant. (Incorporated by reference to Exhibit 3.1 to Form S-11 filed by Apple Hospitality Two, Inc.; SEC File No. 333-77055).

3.2	Amended and Restated Bylaws of the Registrant. (Incorporated by reference to Exhibit 3.2 to Form S-11 filed by Apple Hospitality Two, Inc.; SEC File No. 333-77055).

5.1	Opinion of McGuireWoods LLP as to the legality of the securities being registered (filed herewith)

23.1	Consent of McGuireWoods LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP (filed herewith)

24.1	Power of Attorney of Glade M. Knight (filed herewith)

24.2	Power of Attorney of Lisa B. Kern(filed herewith)

24.3	Power of Attorney of Bruce H. Matson (filed herewith)

24.4	Power of Attorney of Michael S. Waters (filed herewith)

24.5	Power of Attorney of Robert M. Wiley (filed herewith)